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PandionTx @PandionTx · 1h

We've entered into a definitive agreement to be acquired by Merck for a total equity value of approx. $1.85 billion: businesswire.com/news/home/2021...
Important information about the transaction can be found here: pandiontx.com/transaction-le...


"We are proud that Merck has recognized our team's innovation and drive in creating a pipeline of diverse candidates that activate natural immune regulatory mechanisms and thereby have the potential to achieve better clinical responses for patients."
Rahul Kakkar, MD
Chief Executive Officer
PANDION
THERAPEUTICS

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Pandion Therapeutics
3,709 followers
1h

We've entered into a definitive agreement to be acquired by Merck for a total equity value of approx. $1.85 billion: https://lnkd.in/eggRc7r
Important information about the transaction can be found here: https://lnkd.in/ePHXchP


"We are proud that Merck has recognized our team's innovation and drive in creating a pipeline of diverse candidates that activate natural immune regulatory mechanisms and thereby have the potential to achieve better clinical responses for patients."
Rahul Kakkar, MD
Chief Executive Officer
PANDION
THERAPEUTICS

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